Exhibit 23.1
Consent of Independent Petroleum Consultants
Wright & Company, Inc. hereby consents to the use of our analysis relating to the evaluation titled Evaluation of Certain Atlas Partnerships, To the Interests of the Partnerships, Pursuant to the Requirements of the Securities and Exchange Commission, Effective December 31, 2010, Job 11.1247-A, dated March 23, 2011, for use in the Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission, and to all references to Wright & Company, Inc., as having prepared such analysis and as an expert concerning such analysis.

Wright & Company, Inc.
/s/ D. Randall Wright
By: D. Randall Wright
President

Wright & Company, Inc.
Brentwood, Tennessee
March 23, 2011